Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

INTERNATIONAL LAND ALLIANCE, INC.

The undersigned, for the purposes of amending the Articles of Incorporation of International Land Alliance, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Wyoming Business Corporation Act (the “WBCA”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (the “Board”) adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation to increase the number of authorized shares of common stock, par value $0.001 (the “Common Stock”), from 150,000,000 to 250,000,000.

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, stockholders holding a majority of the Company’s issued and outstanding common stock have given written consent approving the foregoing amendment to the Articles of Incorporation in accordance with the provisions of the WBCA, and written notice of the adoption of the amendment shall be given to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the WBCA.

FOURTH: That the aforesaid amendment shall be effective as of 9:00 A.M. Pacific Standard Time on the date of the filing of this Certificate of Amendment to the Articles of Incorporation with the office of the Secretary of State of the State of Wyoming.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Articles of Incorporation of the Corporation to be duly executed by the undersigned this 20th day of March, 2025.

INTERNATIONAL LAND ALLIANCE, INC.

By:	/s/ Jason Sunstein
Name:	Jason Sunstein
Title:	Chief Financial Officer